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As filed with the Securities and Exchange Commission on June 11, 2007

Registration No. 333-143481

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARAGON SHIPPING INC.
(Exact name of Registrant as specified in its charter)

Marshall Islands (State or other jurisdiction of incorporation or organization	4412 (Primary Standard Industrial Classification Code Number) Voula Center 102-104 V. Pavlou Street Voula 16673 Athens, Greece (011) (30) (210) 891 4600	Inapplicable (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Seward & Kissel LLP
Attn: Gary J. Wolfe, Esq.
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Class A Common Shares, par value $0.001 per share, to be sold by selling shareholders	11,097,187	$9.11	$101,095,373.57	$3,103.63

Warrants to be sold by selling shareholders	1,849,531	$4.46	$ 8,248,908.26	$ 253.24

Total			$109,344,281.83	$3,356.87*

*
Previously paid.

(1)
Bona fide estimate pursuant to Rule 457(a) solely for the purpose of computing the amount of the registration fee.

(2)
Includes common shares issuable on exercise of Warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        This amendment No. 1 to the registration statement of Paragon Shipping Inc. ("First Amendment") does not relate to our preliminary prospectus which is not amended hereby. As such, this First Amendment does not include a copy of our preliminary prospectus. This First Amendment is being filed solely for the purpose of submitting an amended Exhibit 5.1 to the registration statement.

PART II:
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        The bylaws of the Company provide that every director and officer of the Company shall be indemnified out of the funds of the Registrant against:

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers.

        (1)   Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

        (2)   Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        (3)   When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (4)   Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

        (5)   Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (6)   Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (7)   Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

        In the fourth quarter of 2006, we completed a private placement of units consisting of one of our Class A Common Shares and one-fifth of one Warrant. In connection with the private placement, we issued 7,736,000 Class A Common Shares and 1,546,800 Warrants on November 21, 2006 and an additional 1,511,656 Class A Common Shares and 302,331 Warrants on December 18, 2006. We have also issued in connection with our private placement an addition 2,250,000 units, consisting of 2,250,000 Class A Common Shares and 450,000 Warrants to Innovation Holdings. We have also issued an aggregate of 2,003,288 Class B Common Shares to Innovation Holdings. The following table sets forth our private sale of our shares of our common stock from inception through December 31, 2006.

Securities Sold	Consideration Per Share	Total Consideration	Registration Exemption	Purchasers
9,247,656 Class A Common Shares	$9.11 per share	$84,246,146	Rule 144A / Regulation S	Cantor Fitzgerald & Co.; CRT Capital Group LLC; Oppenheimer & Co. Inc.
2,250,000 Class A Common Shares	$9.11 per share	$20,497,500	Regulation S	Innovation Holdings
1,849,531 Warrants	$4.46 per warrant	$8,248,908	Rule 144A / Regulation S	Cantor Fitzgerald & Co.; CRT Capital Group LLC; Oppenheimer & Co. Inc.
450,000 Warrants	$4.46 per warrant	$2,007,000	Regulation S	Innovation Holdings
40,000 Restricted Class A Shares	—		Rule 4(2)	Certain directors and officers pursuant to equity incentive plan
2,003,288 Class B Common Shares	—	$10,000	Regulation S	Innovation Holdings

Item 8.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Purchase Agreement*
3.1	Amended and Restated Articles of Incorporation*
3.2	Amended and Restated By-laws*
4.1	Specimen Class A Common Shares certificate*
5.1	Legality opinion of Seward & Kissel LLP
8.1	Tax opinion of Seward & Kissel LLP*
10.1	Senior Secured Credit Facility*
10.2	Form of Vessel Management Agreement*
10.3	Registration Rights Agreement*
10.4	Initial Purchaser Registration Rights Agreement*
10.5	Innovation Holdings Registration Rights Agreement*
10.6	Warrant Agreement, as amended*
10.7	Letter Agreement with Michael Bodouroglou*
21.1	List of Subsidiaries of Company*
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.*
23.3	Consent of Drewry*

*
Previously filed.

Item 9.    Undertakings

A.    The Company hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is to contained in reports filed with or furnished to the Commission that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this registration statement,

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

  (5)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (6)
  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (8)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (9)
  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (10)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (11)
  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

B.    The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

C.    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on the 11th day of June, 2007.

PARAGON SHIPPING INC.
By:	/s/ MICHAEL BODOUROGLOU
Name: Michael Bodouroglou Title: Chairman and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 11, 2007 in the capacities and on the date indicated.

Signature	Title

/s/ MICHAEL BODOUROGLOU Michael Bodouroglou	Chairman and Chief Executive Officer (Principle Executive Officer)
/s/ CHRISTOPHER THOMAS Christopher Thomas	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ GEORGE SKRIMIZEAS George Skrimizeas	Chief Operating Office and Director
/s/ NIGEL D. CLEAVE Nigel D. Cleave	Director
/s/ BRUCE OGILVY Bruce Ogilvy	Director
/s/ IAN CHARLES DAVIS Ian Charles Davis	Director

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 11, 2007.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI
Donald J. Puglisi Managing Director Authorized Representative in the United States

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Explanatory Note
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
AUTHORIZED REPRESENTATIVE